Progress Energy announces 2011 results and
2012 earnings guidance

Highlights:

Full Year 2011

♦
Reports 2011 GAAP earnings of $1.94 per share, compared to $2.95 per share in 2010, primarily due to a $0.60 per share charge for an amount to be refunded to Florida customers in connection with a proposed regulatory settlement

♦	Reports 2011 ongoing earnings of $871 million, or $2.95 per share, compared to $889 million, or $3.06 per share, in 2010

Fourth Quarter 2011

♦
Reports fourth-quarter GAAP loss of $0.25 per share, compared to GAAP earnings of $0.42 for the same period last year, primarily due to a $0.60 per share charge for an amount to be refunded to Florida customers in connection with a proposed regulatory settlement

♦	Reports fourth-quarter ongoing earnings of $114 million, or $0.39 per share, compared to $133 million, or $0.45 per share, for the same period last year

2012 Earnings Guidance

♦	Announces 2012 ongoing earnings guidance of $3.10 to $3.25 per share

RALEIGH, N.C. (Feb. 16, 2012) – Progress Energy [NYSE: PGN] announced full-year GAAP earnings of $575 million, or $1.94 per share, compared with GAAP earnings of $856 million, or $2.95 per share, for the same period last year. GAAP earnings were reduced by a charge recorded for the $288 million to be refunded to Florida customers through the fuel clause in accordance with a comprehensive settlement agreement. Full-year ongoing earnings were $871 million, or $2.95 per share, compared to $889 million, or $3.06 per share, last year. The significant drivers in ongoing earnings per share were the less favorable impact of weather, partly offset by lower amortization expense in Florida. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

Fourth-quarter GAAP loss was $76 million, or $0.25 per share, compared with GAAP earnings of $125 million, or $0.42 per share, for the same period last year. The fourth quarter GAAP loss resulted from the previously noted charge recorded for the $288 million to be refunded to Florida customers. Fourth-quarter ongoing earnings were $114 million, or $0.39 per share, compared to $133 million, or $0.45 per share, for the same period last year. The significant drivers in ongoing earnings per share were the less favorable impact of weather, partly offset by lower O&M. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

"In 2011, we had lower than expected sales, particularly in the Carolinas' retail market. The lower sales, coupled with some unusual expenses, negatively affected our overall financial performance for the year," said Bill Johnson, Progress Energy chairman, president and CEO. "When you take into account the nature of the unusual items, it is clear that our employees maintained excellent focus on providing safe, reliable and efficient services for our customers, which lays the groundwork for stronger financial performance in 2012."

Progress Energy announces 2012 ongoing earnings guidance of $3.10 to $3.25 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger-related costs from our proposed merger with Duke Energy Corporation. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2012 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 2 p.m. ET today to review fourth-quarter and full-year 2011 financial performance, as well as discuss 2012 earnings guidance and provide an overall business update. Additional details are provided at the end of this earnings release.

See pages 4-6 for detailed fourth-quarter and full-year 2011 earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger

•
On Dec. 14, 2011, the Federal Energy Regulatory Commission (FERC) rejected a market power mitigation plan as submitted jointly by Progress Energy and Duke Energy in October. The plan was submitted to address the stated concerns from the FERC, related to excess market power under certain conditions, while preserving the value of the merger for customers and shareholders. The FERC conditionally approved the merger Sept. 30, 2011. The utilities are working to develop a new mitigation plan to address the agency’s conditions.

•
On Jan. 8, 2012, the company extended the termination date of the merger agreement with Duke Energy to July 8, 2012, as permitted by the original merger agreement between the two companies, to facilitate continued regulatory reviews.

•
On Dec. 2, 2011, the company received approval from the Nuclear Regulatory Commission (NRC) of indirect transfer of control of licenses for Progress Energy’s nuclear facilities to include Duke Energy as the ultimate parent corporation on these licenses.

•
On Dec. 12, 2011, the South Carolina Public Service Commission (SCPSC) held hearings regarding the application for approval of the joint dispatch agreement between the two companies after closing the merger.  The docket will remain open pending the FERC’s issuance of its final orders on the merger-related actions before the FERC.

•
On Sept. 20-22, 2011, the NCUC held hearings regarding the merger application.  On Nov. 23, 2011, Progress Energy and Duke Energy filed proposed orders and briefs with the NCUC.  The docket will remain open pending the FERC’s issuance of its final orders on the merger-related actions before the FERC.

Financial and Regulatory

•
Filed a comprehensive settlement agreement on Jan. 20, 2012, with the Florida Public Service Commission (FPSC) that helps moderate electricity costs for customers in the coming years by giving customers a $288 million refund through the fuel clause over the next four years.  It resolves the CR3 outage issues before the FPSC and provides additional rate certainty related to the proposed Levy County nuclear project and base rates.  The FPSC will meet Feb. 20, 2012, and a decision on the agreement is expected on Feb. 22, 2012.

•
Received approval from the FPSC to recover all proposed costs in PEF’s annual filings for fuel and purchased power, environmental projects and energy-efficiency programs. The overall result of these recoveries is a 3 percent increase in total customer bills in 2012. This change reflects the company’s prior decision to reduce short-term spending on the proposed Levy County nuclear project, offset by an increase in fuel costs due to the unavailability of the Crystal River Nuclear Plant (CR3). Within the fuel clause, PEF received approval to collect replacement power costs related to the CR3 outage.

•
PEF is continuing to work with Nuclear Electric Insurance Limited (NEIL) for recovery of applicable repair costs and associated replacement power costs. While PEF has not yet received a definitive determination from NEIL about insurance coverage related to the March 2011 delamination, negotiations with NEIL  continue and PEF believes that all applicable costs associated with bringing CR3 back into service are covered.

•	Received approval from the North Carolina Utilities Commission (NCUC) of a fuel settlement agreement for an increase in the fuel component of PEC customer rates driven by rising fuel prices.
•
Concluded Contingent Value Obligations (CVOs) tender offer on Feb. 15, 2012, and as a result, approximately 84 percent of the CVOs were repurchased either through a negotiated settlement agreement or through the tender offer.

Power System

•
Achieved all-time generation records in 2011 at the company’s nuclear plants in the Carolinas.  Brunswick Nuclear Plant Unit 1, located in Southport, N.C., and the Harris Nuclear Plant, located in New Hill, N.C., set annual generation records, each producing more than 8 million MWh of electricity in 2011.

•	Set annual generation record of more than 7.3 million MWh at the Bartow Combined-Cycle Plant in Florida in 2011.
•
Officially retired the Weatherspoon coal-fired plant Oct. 1, 2011, and advanced the PEC fleet-modernization plan, including ongoing construction of the new gas-fueled Lee and Sutton combined-cycle plants and related natural gas pipelines and infrastructure.

Alternative Energy and Energy Efficiency

•	Assisted customers in saving more than 260 million kWh through energy-efficiency programs and measures in 2011 throughout the Carolinas and Florida.
•	In December 2011, the City of Raleigh placed a 1.3-megawatt solar photovoltaic (PV) array into service on the PEC system.
•	Announced the start of a two-year research-and-development partnership between PEC and the City of Raleigh to evaluate solar-powered electric vehicle charging stations.

2012 Annual Meeting of Shareholders

•
Progress Energy's Board of Directors established Aug. 8, 2012, as the date for our Annual Meeting of Shareholders, contingent on the merger with Duke Energy not closing before that date. The deadline for submitting shareholder proposals for inclusion in the 2012 proxy statement for the Annual Meeting is May 1, 2012.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

2011 BUSINESS HIGHLIGHTS

Below are the fourth-quarter and full-year 2011 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 7-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported fourth-quarter ongoing earnings per share of $0.30, compared with $0.42 for the same period last year; GAAP earnings per share of $0.26, compared with $0.40 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.01 clauses and other margin
▪	$0.01 O&M
▪	$0.01 income taxes
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.10) weather primarily due to 30 percent lower heating-degree days
▪	$(0.02) wholesale primarily due to lower demand driven by the unfavorable impact of weather
▪
$(0.02) depreciation and amortization primarily due to higher depreciable asset base partially resulting from placing the newly constructed combined-cycle unit at the Smith Energy Complex into service in mid-2011

▪	$(0.01) retail growth and usage
•	6,000 net increase in the average number of customers for the three months ended Dec. 31, 2011, compared to the same period in 2010

Progress Energy Florida

•
Reported fourth-quarter ongoing earnings per share of $0.26, compared with $0.17 for the same period last year; GAAP loss per share of $0.34, compared with GAAP earnings of $0.17 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.08 O&M primarily due to lower employee benefits expense and lower distribution costs
▪	$0.08 depreciation and amortization primarily due to a reduction in the cost of removal component of amortization expense in accordance with the 2010 settlement agreement
▪	$0.02 clauses and other margin primarily due to lower current year’s joint owner indemnification costs
▪	$0.01 retail growth and usage
▪	$0.01 allowance for funds used during construction (AFUDC) equity
▪	$0.01 interest expense
▪	$0.01 income taxes
▪	$0.01 other
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.11) weather primarily due to 71 percent lower heating-degree days and 5 percent lower cooling-degree days

▪	$(0.03) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
•	9,000 net increase in the average number of customers for the three months ended Dec. 31, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported fourth-quarter ongoing after-tax expenses of $0.17 per share compared with after-tax expenses of $0.14 per share for the same period last year; GAAP after-tax expenses of $0.17 per share, compared with after-tax expenses of $0.15 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expense per share unfavorability of:
▪	$(0.02) other primarily due to higher stock-based compensation expense resulting from the increase in Progress Energy’s stock price
▪	$(0.01) income taxes

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported full-year ongoing earnings per share of $1.83, compared with $2.13 for the same period last year; GAAP earnings per share of $1.73, compared with $2.06 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.04 clauses and other margin primarily due to recovery of increased spending on demand-side management (DSM) programs
▪
$0.04 O&M primarily due to lower nuclear plant outage costs (fewer outages in 2011) and the noncapital portion of a judgment from spent fuel litigation, partially offset by higher nuclear O&M costs (to improve Robinson Nuclear Plant performance and higher spent fuel storage costs), higher storm costs and higher fossil generation outage and maintenance costs

▪	$0.03 AFUDC equity primarily due to increased construction project costs
▪	$0.03 income taxes primarily due to changes in tax estimates
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.22) weather primarily due to 20 percent lower heating-degree days and 5 percent lower cooling-degree days
▪	$(0.07) other operating primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants
▪
$(0.06) depreciation and amortization primarily due to higher depreciable asset base partially resulting from placing the newly constructed combined-cycle unit at the Smith Energy Complex into service in mid-2011

▪	$(0.04) wholesale primarily due to lower demand driven by the unfavorable impact of weather and decreased revenues from a wholesale contract that expired in early 2011
▪	$(0.02) retail growth and usage
▪	$(0.03) share dilution
•	6,000 net increase in the average number of customers for 2011 compared to 2010

Progress Energy Florida

•	Reported full-year ongoing earnings per share of $1.79, compared with $1.59 for the same period last year; GAAP earnings per share of $1.06, compared with $1.56 for the same period last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.37 depreciation and amortization primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 settlement agreement
▪	$0.09 O&M primarily due to lower employee-related expenses, lower distribution costs, lower uncollectible account expense and lower environmental remediation expense
▪	$0.04 other operating primarily due to a litigation judgment in 2011
▪	$0.04 interest expense due to the 2011 settlement of 2004 and 2005 income tax audits
▪
$0.03 clauses and other margin primarily due to higher returns on Environmental Cost Recovery Clause assets due to placing a total of approximately $230 million of Clean Air Interstate Rule projects into service in mid-2010

▪	$0.01 retail growth and usage
▪	$0.01 AFUDC equity
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.23) weather primarily due to 61 percent lower heating-degree days
▪	$(0.11) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
▪	$(0.01) income taxes
▪	$(0.01) other
▪	$(0.03) share dilution
•	8,000 net increase in the average number of customers for 2011 compared to 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported full-year ongoing after-tax expenses of $0.67 per share compared with after-tax expenses of $0.66 per share for the same period last year; GAAP after-tax expenses of $0.85 per share, compared with after-tax expenses of $0.67 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 share dilution
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.01) income taxes
▪	$(0.01) other

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended December 31		Years ended December 31
	2011	2010	2011	2010
Ongoing earnings per share	$0.39	$0.45	$2.95	$3.06
Tax levelization	-	(0.01)	-	-
Impairment	(0.01)	(0.01)	(0.01)	(0.02)
Plant retirement charges	(0.01)	-	-	-
Change in the tax treatment of the Medicare Part D subsidy	-	-	-	(0.08)
Discontinued operations	-	(0.01)	(0.02)	(0.01)
Merger and integration costs	(0.03)	-	(0.16)	-
CVO mark-to-market	-	-	(0.16)	-
Amount to be refunded to customers	(0.60)	-	(0.60)	-
CR3 indemnification adjustment (charge)	0.01	-	(0.06)	-
Reported GAAP earnings per share	$(0.25)	$0.42	$1.94	$2.95
Shares outstanding (millions)	296	294	296	291

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this item to be representative of the company’s fundamental core earnings.

Impairment

The company has recorded impairments of certain miscellaneous investments and other assets. Management does not consider these items to be representative of the company’s fundamental core earnings.

Plant Retirement Charges

The company recognized charges for the impact of PEC’s decision to retire certain coal-fired generating units, with resulting reduced emissions for compliance with the Clean Smokestacks Act’s emission targets. Since the coal-fired generating units will be retired prior to their estimated useful lives, management does not consider this charge to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA, as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after Dec. 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. Management does not consider this item to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has completed its business strategy of divesting nonregulated businesses to reduce its business risk and focus on core operations of the Utilities. Management does not consider this item to be representative of the company’s fundamental core earnings.

Merger and Integration Costs

The company recorded charges for merger and integration costs related to the merger.  Management does not consider this item to be representative of the company’s fundamental core earnings.

Contingent Value Obligations (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued CVOs that represent the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and gains and losses from changes in fair value are recognized in earnings each quarter. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this item to be representative of the company’s fundamental core earnings.

Amount to be Refunded to Customers

The company recorded a charge for an amount to be refunded to PEF customers through the fuel clause in accordance with the proposed 2012 settlement agreement. Management does not consider this item to be representative of the company’s fundamental core earnings.

CR3 Indemnification Adjustment (Charge)

The company recorded a CR3 indemnification charge, and subsequent adjustment, for estimated future years’ joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement). Since GAAP requires that the charge be accounted for in the period in which it becomes probable and estimable rather than the periods to which it relates, management does not consider this item to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held Feb. 16, 2012, at 2 p.m. ET (11 a.m. PT). Investors, media and the public may listen to the conference call by dialing 1.913.312.1411, confirmation code 5496498. If you encounter problems, please contact Investor Relations at 1.919.546.6057.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 1:30 p.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with 23,000 megawatts of generation capacity and approximately $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art power system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the merger;
•	the impact of business uncertainties and contractual restrictions while the merger is pending;
•
the scope of necessary repairs of the delamination of CR3 could prove more extensive than is currently identified, such repairs could prove not to be feasible, the costs of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	the ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;
•
the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;
•	risks associated with climate change;

•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including O&M and large construction projects;
•	the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	the ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;
•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust funds;
•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;
•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – 1.919.546.6189 or toll-free 1.877.641.NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three months ended December 31		Years ended December 31
(in millions except per share data)	2011	2010	2011	2010
Operating revenues	$1,737	$2,321	$8,907	$10,190
Operating expenses
Fuel used in electric generation	657	726	2,893	3,300
Purchased power	195	283	1,093	1,279
Operation and maintenance	545	568	2,036	2,027
Depreciation, amortization and accretion	193	240	701	920
Taxes other than on income	125	132	562	580
Other	3	5	34	30
Total operating expenses	1,718	1,954	7,319	8,136
Operating income	19	367	1,588	2,054
Other income (expense)
Interest income	-	1	2	7
Allowance for equity funds used during construction	26	24	103	92
Other, net	2	5	(58)	-
Total other income, net	28	30	47	99
Interest charges
Interest charges	192	192	760	779
Allowance for borrowed funds used during construction	(9)	(8)	(35)	(32)
Total interest charges, net	183	184	725	747
(Loss) income from continuing operations before income tax	(136)	213	910	1,406
Income tax (benefit) expense	(63)	83	323	539
(Loss) income from continuing operations	(73)	130	587	867
Discontinued operations, net of tax	(1)	(2)	(5)	(4)
Net (loss) income	(74)	128	582	863
Net income attributable to noncontrolling interests, net of tax	(2)	(3)	(7)	(7)
Net (loss) income attributable to controlling interests	$(76)	$125	$575	$856
Average common shares outstanding – basic	296	294	296	291
Basic and diluted earnings per common share
(Loss) income from continuing operations attributable to controlling interests, net of tax	$(0.25)	$0.43	$1.96	$2.96
Discontinued operations attributable to controlling interests, net of tax	-	(0.01)	(0.02)	(0.01)
Net (loss) income attributable to controlling interests	$(0.25)	$0.42	$1.94	$2.95
Dividends declared per common share	$0.259	$0.620	$2.119	$2.480
Amounts attributable to controlling interests
(Loss) income from continuing operations, net of tax	$(75)	$127	$580	$860
Discontinued operations, net of tax	(1)	(2)	(5)	(4)
Net (loss) income attributable to controlling interests	$(76)	$125	$575	$856

The Unaudited Consolidated Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	December 31, 2011	December 31, 2010
ASSETS
Utility plant
Utility plant in service	$31,065	$29,708
Accumulated depreciation	(12,001)	(11,567)
Utility plant in service, net	19,064	18,141
Other utility plant, net	217	220
Construction work in progress	2,449	2,205
Nuclear fuel, net of amortization	767	674
Total utility plant, net	22,497	21,240
Current assets
Cash and cash equivalents	230	611
Receivables, net	889	1,033
Inventory	1,438	1,226
Regulatory assets	275	176
Derivative collateral posted	147	164
Deferred tax assets	371	156
Prepayments and other current assets	133	110
Total current assets	3,483	3,476
Deferred debits and other assets
Regulatory assets	3,025	2,374
Nuclear decommissioning trust funds	1,647	1,571
Miscellaneous other property and investments	407	413
Goodwill	3,655	3,655
Other assets and deferred debits	345	325
Total deferred debits and other assets	9,079	8,338
Total assets	$35,059	$33,054
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 295 million and 293 million shares issued and outstanding, respectively	$7,434	$7,343
Accumulated other comprehensive loss	(165)	(125)
Retained earnings	2,752	2,805
Total common stock equity	10,021	10,023
Noncontrolling interests	4	4
Total equity	10,025	10,027
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,718	11,864
Total capitalization	22,109	22,257
Current liabilities
Current portion of long-term debt	950	505
Short-term debt	671	–
Accounts payable	909	994
Interest accrued	200	216
Dividends declared	78	184
Customer deposits	340	324
Derivative liabilities	436	259
Accrued compensation and other benefits	195	175
Other current liabilities	306	298
Total current liabilities	4,085	2,955
Deferred credits and other liabilities
Noncurrent income tax liabilities	2,355	1,696
Accumulated deferred investment tax credits	103	110
Regulatory liabilities	2,700	2,635
Asset retirement obligations	1,265	1,200
Accrued pension and other benefits	1,625	1,514
Derivative liabilities	352	278
Other liabilities and deferred credits	465	409
Total deferred credits and other liabilities	8,865	7,842
Commitments and contingencies
Total capitalization and liabilities	$35,059	$33,054

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Years ended December 31	2011	2010
Operating activities
Net income	$582	$863
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	870	1,083
Deferred income taxes and investment tax credits, net	353	478
Deferred fuel credit	(102)	(2)
Allowance for equity funds used during construction	(103)	(92)
Amount to be refunded to customers	288	-
Pension, postretirement and other employee benefits	180	198
Other adjustments to net income	50	49
Cash provided (used) by changes in operating assets and liabilities
Receivables	175	(200)
Inventory	(210)	98
Derivative collateral posted	20	(23)
Other assets	(23)	(1)
Income taxes, net	51	90
Accounts payable	(69)	125
Accrued pension and other benefits	(396)	(164)
Other liabilities	(51)	35
Net cash provided by operating activities	1,615	2,537
Investing activities
Gross property additions	(2,066)	(2,221)
Nuclear fuel additions	(226)	(221)
Purchases of available-for-sale securities and other investments	(5,017)	(7,009)
Proceeds from available-for-sale securities and other investments	4,970	6,990
Insurance proceeds	79	64
Other investing activities	48	(3)
Net cash used by investing activities	(2,212)	(2,400)
Financing activities
Issuance of common stock, net	53	434
Dividends paid on common stock	(734)	(717)
Net increase (decrease) in short-term debt	667	(140)
Proceeds from issuance of long-term debt, net	1,286	591
Retirement of long-term debt	(1,000)	(400)
Other financing activities	(56)	(19)
Net cash provided (used) by financing activities	216	(251)
Net decrease in cash and cash equivalents	(381)	(114)
Cash and cash equivalents at beginning of year	611	725
Cash and cash equivalents at end of year	$230	$611

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
Fourth Quarter 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	0.40	0.17	(0.15)	0.42
Tax levelization	0.01			0.01	A
Impairment	0.01			0.01	B
Discontinued operations			0.01	0.01
2010 ongoing earnings	0.42	0.17	(0.14)	0.45

Weather - retail	(0.10)	(0.11)		(0.21)	C

Growth and usage - retail	(0.01)	0.01		-

Wholesale	(0.02)	(0.03)		(0.05)	D

Clauses and other margin	0.01	0.02		0.03	E

O&M	0.01	0.08		0.09	F

Other		0.01	(0.02)	(0.01)	G

AFUDC equity		0.01		0.01

Depreciation and amortization	(0.02)	0.08		0.06	H

Interest expense		0.01		0.01

Income taxes	0.01	0.01	(0.01)	0.01

Share dilution				-

2011 ongoing earnings	0.30	0.26	(0.17)	0.39
Impairment	(0.01)			(0.01)	B
Plant retirement charges	(0.01)			(0.01)	I
Merger and integration costs	(0.02)	(0.01)		(0.03)	J
Amount to be refunded to customers		(0.60)		(0.60)	K
CR3 indemnification adjustment		0.01		0.01	L
2011 GAAP earnings	0.26	(0.34)	(0.17)	(0.25)

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Carolinas - Impairment of certain miscellaneous investments and other assets.
C -	See S-3 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 30 percent lower heating-degree days.
Florida - Unfavorable primarily due to 71 percent lower heating-degree days and 5 percent lower cooling-degree days.
D -	Carolinas - Unfavorable primarily due to lower demand driven by the unfavorable impact of weather.
Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
E -	Florida - Favorable primarily due to lower current year's joint owner indemnification costs.
F -	Florida - Favorable primarily due to lower employee benefits expense and lower distribution costs.
G -	Corporate and Other - Unfavorable primarily due to higher stock-based compensation expense resulting from the increase in Progress Energy's stock price.
H -	Carolinas - Unfavorable primarily due to higher depreciable asset base partially resulting from placing the newly constructed combined-cycle unit at the Smith Energy Complex into service in mid-2011.
Florida - Favorable primarily due to a reduction in the cost of removal component of amortization expense in accordance with the 2010 settlement agreement.
I -	Carolinas - Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.
J -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
K -	Florida - Impact of amount to be refunded to customers through the fuel clause in accordance with the proposed 2012 settlement agreement.
L -
Florida - Impact of CR3 indemnification adjustment for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
Earnings Variances
Full Year 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	2.06	1.56	(0.67)	2.95
Change in the tax treatment of the Medicare Part D subsidy	0.05	0.03		0.08	A
Impairment	0.02			0.02	B
Discontinued operations			0.01	0.01
2010 ongoing earnings	2.13	1.59	(0.66)	3.06

Weather - retail	(0.22)	(0.23)		(0.45)	C

Growth and usage - retail	(0.02)	0.01		(0.01)

Wholesale	(0.04)	(0.11)		(0.15)	D

Clauses and other margin	0.04	0.03		0.07	E

Other operating	(0.07)	0.04		(0.03)	F

O&M	0.04	0.09		0.13	G

Other		(0.01)	(0.01)	(0.02)

AFUDC equity	0.03	0.01		0.04	H

Depreciation and amortization	(0.06)	0.37		0.31	I

Interest expense		0.04		0.04	J

Income taxes	0.03	(0.01)	(0.01)	0.01	K

Share dilution	(0.03)	(0.03)	0.01	(0.05)

2011 ongoing earnings	1.83	1.79	(0.67)	2.95
Impairment	(0.01)			(0.01)	B
Discontinued operations			(0.02)	(0.02)
Merger and integration costs	(0.09)	(0.07)		(0.16)	L
CVO mark-to-market			(0.16)	(0.16)	M
Amount to be refunded to customers		(0.60)		(0.60)	N
CR3 indemnification charge		(0.06)		(0.06)	O
2011 GAAP earnings	1.73	1.06	(0.85)	1.94

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Change in the tax treatment of the Medicare Part D subsidy related to the Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.
B -	Carolinas - Impairment of certain miscellaneous investments and other assets.
C -	See S-4 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 20 percent lower heating-degree days and 5 percent lower cooling-degree days.
Florida - Unfavorable primarily due to 61 percent lower heating-degree days.
D -	Carolinas - Unfavorable primarily due to lower demand driven by the unfavorable impact of weather and decreased revenues from a wholesale contract that expired in early 2011.
Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
E -	Carolinas - Favorable primarily due to recovery of increased spending on demand-side management programs.

Florida - Favorable primarily due to higher returns on Environmental Cost Recovery Clause assets due to placing a total of approximately $230 million of Clean Air Interstate Rule projects into service in mid-2010.

F -	Carolinas - Unfavorable primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants.
Florida - Favorable primarily due to a litigation judgment in 2011.
G -
Carolinas - Favorable primarily due to lower nuclear plant outage costs (fewer outages in 2011) and the non-capital portion of a judgment from spent fuel litigation, partially offset by higher nuclear plant O&M costs (to improve Robinson Nuclear Plant performance and higher spent fuel storage costs), higher storm costs and higher fossil generation outage and maintenance costs.

Florida - Favorable primarily due to lower employee-related expenses, lower distribution costs, lower uncollectible account expense and lower environmental remediation expense.
H -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
I -	Carolinas - Unfavorable primarily due to higher depreciable asset base partially resulting from placing the newly constructed combined-cycle unit at the Smith Energy Complex into service in mid-2011.
Florida - Favorable primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 settlement agreement.
J -	Florida - Favorable primarily due to the 2011 settlement of 2004 and 2005 income tax audits.
K -	Carolinas - Favorable primarily due to changes in tax estimates.
L -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
M -	Corporate and Other - Impact of change in fair value of CVOs.
N -	Florida - Impact of amount to be refunded to customers through the fuel clause in accordance with the proposed 2012 settlement agreement.
O -	Florida - Impact of CR3 indemnification charge for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited
	Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2011			December 31, 2010			From December 31, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$245	$212	$457	$264	$237	$501	(7.2	) %	(10.5	) %
Commercial	166	86	252	170	89	259	(2.4)		(3.4)
Industrial	86	18	104	87	17	104	(1.1)		5.9
Governmental	15	23	38	15	23	38	-		-
Unbilled	(8)	(31)	(39)	24	(7)	17	NM		NM
Total retail base revenues	504	308	812	560	359	919	(10.0)		(14.2)
Wholesale base revenues	67	25	92	77	39	116	(13.0)		(35.9)
Total base revenues	571	333	904	637	398	1,035	(10.4)		(16.3)
Clause-recoverable regulatory returns	9	46	55	5	47	52	80.0		(2.1)
Miscellaneous	29	47	76	36	49	85	(19.4)		(4.1)
Amount to be refunded to customers	-	(288)	(288)	-	-	-	-		NM
Fuel and other pass-through revenues	394	592	986	450	695	1,145	NM		NM
Total operating revenues	$1,003	$730	$1,733	$1,128	$1,189	$2,317	(11.1	) %	(38.6	) %

Energy Sales (millions of kWh)
Residential	3,668	4,094	7,762	4,013	4,618	8,631	(8.6	) %	(11.3	) %
Commercial	3,200	2,855	6,055	3,263	2,905	6,168	(1.9)		(1.7)
Industrial	2,573	783	3,356	2,606	748	3,354	(1.3)		4.7
Governmental	374	806	1,180	370	836	1,206	1.1		(3.6)
Unbilled	29	(744)	(715)	600	(150)	450	NM		NM
Total retail kWh sales	9,844	7,794	17,638	10,852	8,957	19,809	(9.3)		(13.0)
Wholesale	2,765	478	3,243	3,233	640	3,873	(14.5)		(25.3)
Total kWh sales	12,609	8,272	20,881	14,085	9,597	23,682	(10.5	) %	(13.8	) %

Energy Supply (millions of kWh)
Generated
Steam	3,608	2,507	6,115	7,023	3,325	10,348
Nuclear	6,232	-	6,232	5,169	-	5,169
Combustion turbines/combined cycle	2,054	4,744	6,798	1,256	4,977	6,233
Hydro	158	-	158	102	-	102
Purchased	1,017	1,600	2,617	1,065	1,916	2,981
Total energy supply (company share)	13,069	8,851	21,920	14,615	10,218	24,833

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	981	106		1,397	366		(29.8	) %	(71.0	) %
Normal	1,174	168		1,189	168
Cooling-degree days
Actual	49	377		70	395		(30.0	) %	(4.6	) %
Normal	77	441		75	442
Impact of retail weather to normal on EPS	$(0.05)	$(0.04)	$(0.09)	$0.05	$0.07	$0.12

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited
	Utility Statistics

	Year Ended			Year Ended			Percentage Change
	December 31, 2011			December 31, 2010			From December 31, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$1,185	$983	$2,168	$1,242	$1,045	$2,287	(4.6	) %	(5.9	) %
Commercial	712	356	1,068	726	359	1,085	(1.9)		(0.8)
Industrial	365	74	439	365	75	440	-		(1.3)
Governmental	65	90	155	65	92	157	-		(2.2)
Unbilled	(34)	(24)	(58)	10	17	27	NM		NM
Total retail base revenues	2,293	1,479	3,772	2,408	1,588	3,996	(4.8)		(6.9)
Wholesale base revenues	285	110	395	305	160	465	(6.6)		(31.3)
Total base revenues	2,578	1,589	4,167	2,713	1,748	4,461	(5.0)		(9.1)
Clause-recoverable regulatory returns	31	182	213	13	173	186	138.5		5.2
Miscellaneous	129	209	338	138	216	354	(6.5)		(3.2)
Amount to be refunded to customers	-	(288)	(288)	-	-	-	-		NM
Fuel and other pass-through revenues	1,790	2,677	4,467	2,058	3,117	5,175	NM		NM
Total operating revenues	$4,528	$4,369	$8,897	$4,922	$5,254	$10,176	(8.0	) %	(16.8	) %

Energy Sales (millions of kWh)
Residential	18,148	19,238	37,386	19,108	20,524	39,632	(5.0	) %	(6.3	) %
Commercial	13,844	11,892	25,736	14,184	11,896	26,080	(2.4)		-
Industrial	10,613	3,243	13,856	10,665	3,219	13,884	(0.5)		0.7
Governmental	1,610	3,224	4,834	1,574	3,286	4,860	2.3		(1.9)
Unbilled	(597)	(629)	(1,226)	172	458	630	NM		NM
Total retail kWh sales	43,618	36,968	80,586	45,703	39,383	85,086	(4.6)		(6.1)
Wholesale	12,605	2,610	15,215	13,999	3,857	17,856	(10.0)		(32.3)
Total kWh sales	56,223	39,578	95,801	59,702	43,240	102,942	(5.8	) %	(8.5	) %

Energy Supply (millions of kWh)
Generated
Steam	21,009	12,825	33,834	30,528	14,443	44,971
Nuclear	25,059	-	25,059	21,624	-	21,624
Combustion turbines/combined cycle	7,435	21,824	29,259	5,429	22,427	27,856
Hydro	602	-	602	608	-	608
Purchased	4,512	7,892	12,404	3,985	9,488	13,473
Total energy supply (company share)	58,617	42,541	101,158	62,174	46,358	108,532

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	2,821	412		3,508	1,046		(19.6	) %	(60.6	) %
Normal	3,102	467		3,092	467
Cooling-degree days
Actual	2,122	3,155		2,239	3,045		(5.2	) %	3.6%
Normal	1,781	3,000		1,717	3,000
Impact of retail weather to normal on EPS	$0.06	$0.03	$0.09	$0.28	$0.26	$0.54

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited

O&M Expense Primarily Recoverable through Base Rates (a)
	Three months ended December 31,		Year ended December 31,
(in millions)	2011	2010	2011	2010
Reported GAAP O&M	$545	$568	$2,036	$2,027
Adjustments
Carolinas
Fuel clauses	(8)	(6)	(31)	(24)
Environmental clause	-	(1)	(2)	(3)
DSM/EE and REPS cost recovery clauses (b)	(6)	(6)	(29)	(26)
Florida
Energy conservation cost recovery clause (ECCR)	(22)	(22)	(98)	(93)
Environmental cost recovery clause (ECRC)	(10)	(14)	(46)	(66)
Nuclear cost recovery	(1)	(1)	(4)	(5)
O&M Expense Primarily Recoverable through Base Rates	$498	$518	$1,826	$1,810

(a)	The preceding table provides a reconciliation of reported GAAP O&M to O&M Expense Primarily Recoverable through Base Rates. O&M Expense Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Expense Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.
(b)	DSM = Demand-side management EE = Energy efficiency REPS = Renewable energy portfolio standard

Financial Statistics
	December 31, 2011	December 31, 2010
Return on average common stock equity (rolling 12 months)	5.7%	8.7%
Book value per common share	$33.79	$34.05
Capitalization
Total equity	41.9%	43.6%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	57.7%	56.0%
Total Capitalization	100.0%	100.0%